GSE Environmental Appoints Craig A. Steinke to its Board of Directors

HOUSTON, June 4, 2012 /PRNewswire/ -- GSE Environmental (the "Company" or "GSE") (NYSE: GSE) today announced the appointment of Craig A. Steinke to its Board of Directors. Mr. Steinke will serve on the Audit Committee of the Board of Directors.

(Logo: http://photos.prnewswire.com/prnh/20120320/MM73437LOGO)

Mr. Steinke is an Operating Partner at Sterling Investment Partners and serves on the Board of Directors at Builders FirstSource (NASDAQ: BLDR) where he serves on the Audit Committee and as Chairman of the Nominating Committee. Mr. Steinke previously served as President and CEO of GPX International Corporation and President and CEO of Eagle Family Foods, Inc. During his extensive career, Mr. Steinke has held executive level positions in both BHP Copper and Magma Copper.

"We are pleased to welcome Craig to our Board of Directors," said Mark Arnold, President and CEO of GSE Environmental. "His accomplishments as a CEO bring a proven leadership resource to our Board and his experience in the mining industry adds valuable knowledge to GSE in one of our top growth sectors."

About GSE Environmental

GSE is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids, and gases for organizations engaged in waste management, mining, water, wastewater, and aquaculture.

GSE has a long history of manufacturing quality geosynthetic lining systems and developing innovative products. The Company's principal products are polyethylene-based geomembranes, geonets, geocomposites, geosynthetic clay liners, concrete protection liners and vertical barriers. GSE manufactures products primarily to line or cap hazardous and non-hazardous waste landfills; contain materials generated in certain mining processes; and contain water, liquid waste and industrial products in ponds, tanks, reservoirs, sewers, and canals. Headquartered in Houston, Texas, GSE maintains sales offices throughout the world and manufacturing facilities in the United States, Chile, Germany, Thailand and Egypt.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by GSE from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, GSE's actual results may differ materially from those indicated or implied by such forward-looking statements. Except as required by law, GSE disclaims any obligation to update such statements. Risk factors that may cause actual results to differ materially from statements made in this press release can be found in GSE's latest periodic reports on Form 10-K and Form 10-Q. These documents and other SEC filings are available under the Investor Relations section of GSE's website at www.gseworld.com.

CONTACT:
Cade Kohoutek
Director, Financial Reporting, Planning & Analysis
Office: 281-230-6733
Email: ckohoutek@gseworld.com